Exhibit T3B.58

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PARKDALE MALL. LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of June, 2007, by and between CBL/Parkdale Mall GP, LLC, a Delaware limited liability company (“Parkdale GP”) and Parkdale Mall Associates, LP, a Texas limited partnership (“Associates”; Associates and Parkdale GP are sometimes individually referred to herein as a “Member” and collectively as “Members”).

W I T N E S S E T H:

WHEREAS, Parkdale Mall, LLC (the “Company”) was formed as a limited liability company under and pursuant to the Act by the filing of a certificate of formation of the Company on June 26. 2007 (the “Certificate of Formation”) and the execution by the Original Member (as defined below) of the initial Limited Liability Company Agreement of the Company (the “Initial Agreement”); and

WHEREAS, pursuant to this Agreement, Members are admitted as members of the Company, effective upon the liquidating distribution by CBL/Parkdale Mall, L.P., a Texas limited partnership, and original member of the Company (the “Original Member”), of 100% of the limited liability company interests in the Company to the Members on the date hereof as reflected in those certain Assignments of Membership Interests from Original Member to Members (the “Liquidating Distribution”), and immediately following such admission, the Original Member shall cease to be a member of the Company and the Company shall continue without dissolution; and

WHEREAS, immediately prior to the assignment of 100% of the limited liability company interests in the Company by Original Member to Members on the date hereof, Original Member has contributed that certain real estate and the improvements thereon located in Beaumont, Jefferson County, Texas commonly known as “Parkdale Mall” as more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Property”) and other related assets to the Company (the “Property Contribution”); and

WHEREAS, in connection with the Property Contribution and the Liquidating Distribution, the Company is assuming from Original Member its obligations under that certain loan in the amount of $57,000,000 (herein, the “Loan”) with Wells Fargo Bank, N.A. (formerly known as Wells Fargo Bank Minnesota, N.A), as Trustee for the Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2003-C8 and its permitted successors and assigns (herein, the “Lender”) pursuant to that

Series 2003-C8 and its permitted successors and assigns (herein, the “Lender”) pursuant to that certain loan agreement between the Original Member and Lender (herein, the “Loan Agreement”) and as evidenced by that certain Promissory Note, dated as of September 11, 2003 from Original Member to Lender (the “Note”); and

WHEREAS, the Company was initially formed as a limited liability company under and pursuant to the Act solely for the purpose engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Texas that are related or incidental to and necessary, convenient or advisable to accomplish the foregoing and the Company’s purposes are hereby amended, and the purposes of the Company shall hereafter be conducting the sole business activity of owning, holding, leasing, operating and managing, the Property, assuming and performing the obligations under the Note, and other related Loan Documents (as defined hereinafter), refinancing the Property in connection with a repayment of the Note, selling, exchanging, transferring and refinancing the Property to the extent permitted under the Loan Agreement and engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Texas that are related or incidental to and necessary, convenient or advisable to accomplish the foregoing; and

WHEREAS, pursuant to the terms of the Loan Agreement, the Company is required to be a bankruptcy remote “special purpose entity” whose organizational documents arc required to contain certain provisions including those designed to qualify the Company as a bankruptcy remote “special purpose entity” and the Members desire that this Agreement contain such provisions; and

WHEREAS, in addition thereto, Members desire to set forth in this Agreement rules, regulations, and provisions regarding the management of the business of the Company, the regulations of the affairs of the Company, the governance of the Company, the conduct of the Company’s business and the rights and privileges of the Members.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged the Members hereby amend and restate the Initial Agreement and hereby provide and agree as follows:

ARTICLE I

DEFINED TERMS

1.1         Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Accountants” means the firm or firms of independent certified public accountants selected by the Chief Manager (as defined hereinafter) on behalf of the Company to audit the books and records of the Company and to prepare statements and reports in connection therewith.

“Act” means the Texas Limited Liability Company Act, as amended from time to time.

“Affiliate” means, as to any Member (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Member or such other Person. As used in this definition, the verb “to control” means to possess, directly or indirectly, the power to direct or to cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling,” controlled by” and the noun “control” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Associates” shall have the meaning set forth in the introductory paragraph.

“Assumption Agreement” means that certain Loan Assumption and Modification Agreement effective as of June _, 2007 among the Company, Original Member and Lender.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files any voluntary or involuntary bankruptcy, insolvency or reorganization petition, case or proceeding in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, sequestrator, assignee, custodian, liquidator, or any similar official for the Company or of all or any substantial part of its properties, (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated, (viii) institutes any proceedings under any applicable insolvency law, (ix) otherwise seeks any relief under any laws relating to relief from debts or protection of debtors, (x) makes any assignment for the benefit of creditors, or (xi) takes any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board of Managers” means the Board of Managers of the Company as set forth in Article VIII consisting of the Chief Manager and such other Managers as may be appointed pursuant to Article VIII.

“Cash Flow of the Company” means the cash receipts generated from the ordinary day-to-day operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for

(i)       the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation,  interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of Texas;

(ii)          provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Chief Manager; and

(iii)         other reserves which, in the discretion of the Chief Manager, are necessary for the operation of the Company’s business.

“Certificate of Formation” shall have the meaning set forth in the recitals.

“Chief Manager” means Parkdale GP and any successor thereto as chief manager of the Company that meets the requirements of Section 9.3(xxvii)

“Code” means the Internal Revenue Code of 1986, as amended, or any replacement or successor code, act or statute thereto.

“Company” shall have the meaning set forth in the recitals.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“Entity” means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative, association or other legal entity other than a natural person.

“Fiscal Year” means the calendar year or such other fiscal year as the Chief Manager may determine in its discretion from time to time.

“Independent Manager” means a duly appointed manager of Chief Manager who is a natural person reasonably satisfactory to Lender who is not at the time of such individual’s initial appointment or at any time while serving as an Independent Manager, and shall not have been at any time during the preceding five (5) years: (i) a stockholder, manager (other than as an Independent Manager of the Chief Manager), officer, employee, partner, member, director, attorney or counsel of the Company, the Chief Manager, any Affiliate of either of them or any direct or indirect parent of either of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Chief Manager, the Company or any Affiliate of either of them, (iii) a Person or other entity controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person; provided, that an individual who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager of the Chief Manager if such individual is at the time of initial appointment, or at any time while serving as an Independent Manager of the Chief Manager, an independent director, member or manager of a “special purpose entity” (as said term is defined in Chief Manager’s limited liability company agreement) affiliated with the Chief Manager if such individual either (A) is an independent director or manager provided by a nationally-recognized company that provides professional independent directors and managers and other corporate services in the ordinary course of its business or (B) has been, is at the time of the initial appointment or may become, at any time while serving as an Independent Manager of the Chief Manager, an independent director or independent manager for one or more of the following Affiliates of Chief Manager; Meridian Mall Company, Inc., CBL/Columbia Place, LLC or CBL/Parkdale Crossing GP, LLC (the “Independent Manager Sharing Affiliates”) but is not an independent director or independent manager of any Affiliate of the Chief Manager other than the Independent Manager Sharing Affiliates.

“Initial Agreement” shall have the meaning set forth in the recitals.

“Lender” shall have the meaning set forth in the recitals.

“Loan” shall have the meaning set forth in the recitals.

“Loan Agreement” shall have the meaning set forth in the recitals.

“Loan Documents” means the Note, the Loan Agreement, the Assumption Agreement and all documents and certificates contemplated thereby or delivered in connection therewith.

“Management Agreement” means a property management agreement with respect to the property management of the Property, originally between Original Member and CBL & Associates Management, Inc., a Delaware corporation, its successors and assigns, as manager dated as of _________ and assigned by Original Member to the Company as of the date hereof.

“Member” or Members” shall have the meaning set forth in the introductory paragraph.

“Membership Interest” means the right, title and interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a

Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Note” shall have the meaning set forth in the recitals.

“Parkdale GP” shall have the meaning set forth in the introductory paragraph.

“Percentage Interest” means five-one hundredths percent Membership Interest (.05%) in the case of Parkdale GP, and ninety-nine and ninety-five one hundredths percent Membership Interest (99.95%) in the case of Associates.

“Permitted Indebtedness” shall have the meaning set forth in Section 3.1.24(d) of the Loan Agreement.

“Person” means any natural person or Entity.

“Property” shall have the meaning set forth in the recitals.

“Property Contribution” shall have the meaning set forth in the recitals.

“Ratine Aeencies” means any two (2) of the following who have rated the any of the securities in connection with a Securitization; (i) Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies (ii) Moody’s Investors Service, Inc. and Fitch, Inc. or any other nationally recognized statistical rating agency which has been designated by Lender.

“Rating Agency Condition” means (i) that the Lender has consented in writing to such action, and, in addition, (ii) with respect to any action taken at any time after the loan evidenced and secured by the Loan Documents has been sold or assigned to a securitization trust, that each Rating Agency shall have been given ten days prior notice thereof and that each of the Rating Agencies shall have notified the Company in writing that such action will not result in a reduction, withdrawal, downgrade or qualification of the then current rating by such Rating Agency of the Loan or any pool of loans of which the Loan forms a part, or of any of securities issued by such securitization trust.

“REIT” means CBL & Associates Properties, Inc., a Delaware corporation, which has elected pursuant to Section 856 et. seq. of the Code to be a Real Estate Investment Trust as governed by said Sections of the Code.

“Related Provisions” shall have the meaning set forth in Section 12.7.

“Securitization” means a transaction pursuant to which the Lender securitizes the Loan or any portion thereof in a single asset securitization or a pooled loan securitization

“Special Puroose Component Entity” and “SPC Party” shall have the meaning ascribed to that term in Section 9.3(xxvii) below.

“Special Purpose Provisions” shall have the meaning set forth in Section 12.1 below.

“State” means the State of Texas.

“Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

“UpREIT” means CBL & Associates Limited Partnership, a Delaware limited Membership.

1.2         Exhibits. Etc. References to “Exhibit” or to “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE II

FORMATION

2.1      Formation. The Members hereby acknowledge formation of the Company by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Texas and the execution by the Original Member of the Initial Agreement. The Members were admitted to the Company as members of the Company, effective upon the distribution to the Members of 100% of the limited liability interests in the Company by Original Member and upon execution of this Agreement. Immediately following such admission, the Original Member hereby ceases to be a member of the Company, and the Company hereby is continued without dissolution. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act. The Company has not engaged in any business activity prior to the Property Contribution on the date hereof.

2.2       Name. The name of the Company shall be Parkdale Mall, LLC. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3        Principal Place of Business. The location of the Company’s principal place of business shall be Suite 500, CBL Center, 2030 Hamilton Place Boulevard, Chattanooga,Tennessee 37421.

2.4        Term. The Company has heretofore commenced business and shall continue its business through and until its termination on December 31, 2057, unless sooner terminated as hereinafter provided.

2.5     Documents. The Members shall execute all such certificates, notices, statements or other instruments, including without limitation, fictitious or assumed name certificates as shall constitute compliance with all requirements as may be necessary to enable the Company to conduct its business or to own its properties under the Company name or to preserve the character of the Company under applicable law.

2.6       Limited Liability Company Agreement. The Member hereby states that except as otherwise required by the Act, the Company shall be operated subject to the terms and conditions of this Agreement.

ARTICLE III

PURPOSE AND POWER

3.1       Purpose. The purposes for which the Company is organized are limited solely to (i) owning, holding, leasing, subleasing, operating and managing the Property, (ii) assuming and performing the obligations under the Note, the instruments by which the Note is secured, the Loan Agreement and any other Loan Documents, (hi) refinancing the Property in connection with a repayment of the Note, (iv) selling, exchanging, transferring and refinancing the Property to the extent permitted under the Loan Agreement and (v) engaging in any lawful act or activity and exercising any powers permitted to limited partnerships organized under the laws of the State of Texas that are related or incidental to and necessary, convenient or advisable to accomplish the foregoing. Also, it is the stated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a disregarded entity for federal tax purposes. Subject to the terms of this Agreement, the Chief Manager shall revise this Agreement and/or otherwise restructure the Company if such action is necessary to continue the status of the Company as a limited liability company under the Act and to continue the Company’s characterization as a disregarded entity under federal tax laws.

3.2     Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by this Agreement, the Act and applicable law. The Company, and the Chief Manager on behalf of the Company, may become parties to and/or perform the Loan Documents, the Management Agreement and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, notwithstanding any other provision of this Agreement. The Chief Manager is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Chief Manager to enter into other documents on behalf of the Company. Any action heretofore taken by or on behalf of the Company in connection with the foregoing is hereby ratified and confirmed notwithstanding any other provisions of this Agreement.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1       Capital Contributions. The Members have made contributions to the capital of the Company of the cash or agreed value of other property or services contributed in the amount set forth on Exhibit “B” attached hereto.

4.2         Capital Accounts. The Company will maintain for each Member an account designated as his/her/its “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b).

ARTICLE V

CASH FLOW

5.1       Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Members pro rata subject to any limitations on the Company’s ability to make distributions imposed by the Lender. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

ARTICLE VI

MEMBERS. MEMBER MEETINGS. AND VOTING RIGHTS

6.1      Admission of Additional Members and  Transfers of Indirect Interests. Except as to a member admitted to the Company pursuant to Section 11.1, no other Person shall be admitted to the Company as a member of the Company without the unanimous consent of the Members existing at the time such membership decision is to be made. The Secretary shall revise Exhibit “B” attached hereto to reflect the admission of new Members. Notwithstanding the foregoing and notwithstanding anything to the contrary contained in or implied by any other provision of this Agreement or of any other document governing the formation, management or operation of the Company, until all obligations under the Loan are no longer outstanding or the Company is no longer otherwise required to make principal or interest payments pursuant to a permitted defeasance under the Loan Agreement (whichever is earlier to occur), no additional Member may be admitted to the Company, other than pursuant to Section 11.1 or Section 6.2, except as provided under the Loan Documents.

6.2.        Assignments. Subject to Section 6.1 a Member may assign its limited liability company interest in the Company. Subject to Section 6.1, if a Member transfers its limited liability company interest in the Company pursuant to this Section 6.2, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its limited liability company interest, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any successor to a Member by merger or consolidation in compliance with the Loan Documents shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement, and the Company shall continue without dissolution.

6.3         Meetings. Meetings of the Members may be called by the Board of Managers or any Member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.4      Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.5       Voting. Each Member shall have voting power proportionate to his/her/its Membership Interest. Except as otherwise expressly provided in this Agreement, the Members shall only be entitled to vote on the selection of members of the Board of Managers.

6.6        Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken by written consent in lieu of a meeting. Such action by written consent in lieu of a meeting shall be delivered to the Board of Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1      Management of Company. Subject to Article IX and Section 8.3, the overall management of the business and affairs of the Company shall be vested in the Board of Managers.

7.2        Borrowing. Subject to Section 9.1 of this Agreement, the Company may borrow for Company purposes from any source upon such terms and conditions as the Board of Managers may determine as set forth in Article VIII subject to any term or provision of the Loan Documents. Upon such approval by the Board of Managers, any Manager shall be and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, security agreements, deeds of trust and other documents and instruments required by the lender in connection therewith.

ARTICLE VIII

BOARD OF MANAGERS

8.1         Election. Withdrawal and Removal of Managers. The Company shall at all times have a Board of Managers consisting of at least two (2) Managers, those being the Chief Manager and the Secretary. The Chief Manager and Secretary shall be the Persons designated as such on Exhibit “C” each of whom shall hold office until removal from office or until his/her/its respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager and Secretary, may be held by the same Person. A Manager need not be a Member. The Members may at any time, elect new, additional or substitute Managers. The Members may, at any time and without cause, remove any one (1) or more of the Managers. Except as otherwise set forth in this Agreement the Members may, at any time, eliminate any Manager position and any Manager may, at any time and upon thirty (30) days prior written notice to the Member, resign as a Manager, but such resignation shall not affect his/her/its status as a Member, if any. Notwithstanding anything contained herein to the contrary, until all obligations under the Loan are no longer outstanding or the Company is no longer otherwise required to make principal or interest payments pursuant to a permitted defeasance under the Loan Agreement (whichever is earlier to occur), (i) the Company shall have only one Chief Manager and (ii) the Chief Manager may not resign, except as permitted under the Loan Documents and if the Rating Agency Condition is satisfied.

8.2          Authority of Board of Managers. Unless otherwise specifically stated herein, all decisions relating to the operation and management of the Company and its assets and affairs shall be made by the Board of Managers.

8.3      Approval by Independent Managers of Chief Manager. Notwithstanding any other provision of this Agreement or any other document governing the formation, management or operation of the Company, until all obligations under the Loan are no longer outstanding or the Company is no longer otherwise required to make principal or interest payments pursuant to a permitted defeasance under the Loan Agreement (whichever is earlier to occur), the following matters shall require the approval of Chief Manager, which approval shall require the prior unanimous written consent of the Board of Managers of Chief Manager, including all Independent Managers, before the specified action may be taken by the Company or any other Person on behalf of the Company and, therefore, no action on the following matters shall betaken by the Company or any other Person on behalf of the Company unless the Chief Manager has two Independent Managers then serving in such capacity and both such Independent Managers shall consent to the following matters:

(i)      To file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding on behalf of or for the Company; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to therelief from debts or the protection of debtors generally on behalf of or for the Company;

(ii)       To seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its properties;

(iii)      To make any assignment for the benefit of the Company’s creditors;

(iv)       To take any action in furtherance of any of the foregoing; and

(v)        To amend the Certificate of Formation and/or this Agreement (other than any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the Certificate of Formation or this Agreement); provided, however, that the power to amend shall be subject to the provisions of Section 12.7.

Except as otherwise specifically provided herein, approval of all other matters brought before the Board of Managers shall require the vote of a majority of the members of the Board of Managers, excluding the Independent Managers of Chief Manager.

8.4          Chief Manager. The Chief Manager shall:

(a)           Participate as a member of the Board of Managers and preside over any meetings of the Board of Managers;

(b)           See that all orders and resolutions of the Board of Managers are carried into effect;

(c)          Sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another Person or is expressly (i) delegated or limited by this Agreement, or (ii) delegated by the Board of Managers to some other Manager or agent of the Company;

(d)         Carry out the day to day operations of the Company in accordance with the directions of and subject to the review of the Board of Managers of the Company excluding the Independent Managers;

(e)           Perform other duties prescribed by the Board of Managers excluding the Independent Managers, by this Agreement, or by the Act;

(f)            In the event the Company has a vacancy in the office of Secretary, receive any notices, documents or other matters that otherwise are required to go to the Secretary.

8.5          Secretary. The Secretary shall:

(a)             Participate as a member of the Board of Managers;

(b)             Keep accurate membership records for the Company;

(c)             Maintain records of and, whenever necessary, certify all proceedings of the Board of Managers of the Company;

(d)           Receive notices required to be sent to the Secretary and to keep a record of such notices in the records of the Company;

(e)          Perform other duties prescribed by the Board of Managers excluding the Independent Managers.

8.6        Other Managers. If the Member elects other Managers in addition to the Chief Manager and Secretary, such other Managers shall perform such duties as are specifically designated by the Board of Managers.

8.7         Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Board of Managers, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee of the Manager.

8.8          Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Company and the transaction is authorized, approved or ratified by the Board of Managers or if the transaction is fair to the Company.

8.9        Other Interests. Notwithstanding any duty otherwise existing at law or in equity, any Manager or member of the Company may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.10       Standard of Conduct. Notwithstanding any duty otherwise existing at law or in equity, a Manager shall discharge the duties of his/her/its office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, subject to Section 7.1, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

ARTICLE IX

SPECIFIC COVENANTS

Notwithstanding any provision in this Agreement or in any other document governing the formation, management or operation of the Company to the contrary, until all obligations under the Loan are no longer outstanding or the Company is no longer otherwise required to make principal or interest payments pursuant to a permitted defeasance under the Loan Agreement

(whichever is earlier to occur), the following covenants shall apply and be binding on the Members and the Company:

9.1          Limitation on Indebtedness

The Company will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than Permitted Indebtedness.

9.2         Limitation on Dissolution, Liquidation. Consolidation. Merger or Sale of Assets: Limitation on Bankruptcy

(i) The Company is, to the fullest extent permitted by law, prohibited from engaging in any dissolution, liquidation, consolidation, merger or sale or transfer of substantially all of its assets.

(ii) The Company will not without the consent of the Chief Manager (which consent shall require the consent of both of the Independent Managers of the Chief Manager: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding on behalf of or for the Company, or institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally on behalf of or for the Company, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for itself or any other entity or a substantial portion of its properties, (C) make an assignment of its assets for the benefit of its creditors or an assignment of the assets of another entity for the benefit of such entity’s creditors, or (D) take any action in furtherance of the foregoing; provided further that the Chief Manager shall not vote on or authorize the taking of any of the actions described in this Section 9.2(ii) unless there are two Independent Managers then serving in such capacity.

9.3         Separateness Covenants

The Company and Chief Manager on behalf of the Company shall:

(i)       Maintain the Company’s books and records separate from those of any other Person;

(ii)      Maintain the Company’s bank accounts separate from the bank account of any other Person;

(iii)    Not commingle the Company’s assets with those of any Affiliate or constituent party or Person and hold all of its assets in the Company’s own name;

(iv)      Maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(v)        Conduct the Company’s business in the Company’s name (except for services rendered under an arm’s length business management services agreement with an Affiliate that comply with provisions of the Loan Agreement, so long as the Company requires that such manager, or equivalent thereof, under such business management services agreement expressly indicate in written communications on behalf of the Company that it is acting on behalf of the Company);

(vi)       Maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not to allow its assets to be listed on the financial statement of any other Person; provided, however, the Company may include its financial statements as part of a consolidated financial statement if (A) such statements contain a notation that makes clear that the Company is a separate entity and that the assets and credit of the Company are not available to satisfy the debts and other obligations of any other Person and that the assets and credit of such other Person are not available to satisfy the debts and other obligations of the Company and (B) the Company’s assets and liabilities are listed on the Company’s own separate financial statements;

(vii)       (a) File its own tax returns separate from those of any other Person, except to the extent that (A) the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (B) it is allowed to file consolidated tax returns, in which case the Company may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return and (b) pay any taxes required to be paid under applicable law;

(viii)      Pay its own liabilities and expenses only out of its own funds;

(ix)       Observe all organizational formalities necessary to maintain its separate existence and to preserve its existence in good standing as a limited liability company under the laws of the State of Texas;

(x)        Not enter into any transactions with an Affiliate except on commerciallyreasonable terms similar to those available to unaffiliated parties in an arms-length transaction;

(xi)        Pay the salaries of its own employees, if any, only from its own funds;

(xii)       Maintain a sufficient number of employees in light of its contemplated business purpose, transactions and liabilities;

(xiii)      Not guarantee any obligation of any Person, including an Affiliate, or become obligated for the debts of any other Person;

(xiv)      Not hold out its credit as being available to satisfy the obligations of any other Person;

(xv)       Not acquire any obligation or securities of its affiliates or owners, including partners, members or shareholders, as appropriate;

(xvi)     Not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Loan Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Loan Documents (and permit the same to remain outstanding in accordance with such provisions);

(xvii)    Allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for shared office space and for services performed by an employee of an Affiliate;

(xviii)    Use separate stationery, invoices, and checks bearing its own name;

(xix)      Not pledge its assets for the benefit of any other Person, other than to Lender to secure the Loan;

(xx)       Hold itself out to the public and all other Persons as a legal entity separate from that of any other Person;

(xxi)       Correct any known misunderstanding regarding its separate identity;

(xxii)     Not identify itself as a division of any other Person, although from a marketing standpoint, the Property may be disclosed as being associated with REIT and CBL & Associates Management, Inc. may promote its services related to the Property using service marks that it uses to promote its services at other shopping centers owned directly or indirectly through affiliates by UpREIT, provided, however, that to the extent CBL & Associates Management, Inc. acts on behalf of the Company, the Company will require that CBL & Associates Management, Inc. expressly indicate in written communications on behalf of the Company that it is acting on behalf of the Company;

(xxiii)     Maintain capital adequate for businesses of its size and character in light of its contemplated business purposes, transactions and liabilities;

(xxiv)     Not form, acquire or hold any subsidiary or own any equity interest in any other entity;

(xxv)      Not hold out the assets or the creditworthiness of any Person as being available for the payment of any liability of the Company;

(xxvi)     Not engage, directly or indirectly, in any business other than as described in Section 3.1 and not engage in any activity except those required to be performed under the Loan Documents or this Section 9.3 or permitted to be performed under both of them;

(xxvii)    At all times have one and only one Chief Manager and such Chief Manager shall be an entity that: (A) is either a special purpose corporation with two independent directors or a special purpose limited liability company with two Independent Managers; (B) holds a .05% or greater direct limited liability interest in the Company; and (C) is bound, under its organizational documents, by substantially the same separateness covenants as the Chief Manager (a “Special Purpose Component Entity” or “SPC Party”);

(xxviii)    Not own any asset or property other than the Property and incidental property necessary for and used or to be used in connection with its business purposes as described in Section 3.1; and

(xxix)      Cause the Chief Manager and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company.

Failure of the Company, or the Chief Manager on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members.

9.4         Subordination of Indemnity.

Any indemnification by the Company shall be fully subordinated to any obligations respecting the Loan and shall not constitute a claim against the Company in the event that the cash flow of the Company after payment of all obligations under the Loan is insufficient to pay such indemnity obligations.

9.5         Replacement of Special Purpose Component Entity Upon Dissociation.

Upon the dissociation or withdrawal of the SPC Party from the Company or the liquidation of the SPC Party, the Company must (i) appoint a new SPC Party, (ii) deliver an acceptable non-consolidation opinion to the holder of the Loan and to each of the Rating Agencies concerning, as applicable, the Company, the new SPC Party, and its owners, and (iii) obtain confirmation from each of the Rating Agencies that the change in the SPC Party will not result in a qualification, withdrawal or downgrade of any securities rating.

9.6         Limits on Distributions

The Company, and the Chief Manager on behalf of the Company, shall not make a distribution to any Member on account of its interest in the Company if such distribution would (i) violate the Act or other applicable law or (ii) constitute an Event of Default under the Loan Agreement.

ARTICLE X

FISCAL MATTERS

10.1       Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2       Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

ARTICLE XI

DISSOLUTION

11.1     Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, (ii) the entry of a decree of judicial dissolution under the Act or (iii) December 31, 2057. Upon the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company, to the full extent permitted by law, the Company shall be continued in a manner permitted by this Agreement or the Act.

Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. Additionally, each Member waive any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of a Member, or the occurrence of an event that causes a Member to cease to be a member of the Company.

Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by a Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.2 and 6.1), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the date of the occurrence of the event that terminated the continued membership of such member in the Company.

11.2       Winding Up: Cancellation of Certificate of Formation. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XII

GENERAL PROVISIONS

12.1     Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a)          in the case of the Company, to the address set forth in Section 2.3;

(b)         in the case of any Member, to the address set forth on Exhibit “B”; or to such address as any party may specify in writing to the other parties.

12.2        Integration. This Agreement embodies the entire agreement and understanding between the Members and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

12.3      Applicable Law. This Agreement and the rights of the Members and Managers shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to conflict of laws principles).

12.4       Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other applicationthereof shall not in any way be affected or impaired thereby.

12.5        Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its respective heirs, executors, administrators, successors, transferees and assigns.

12.6       Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

12.7      Amendment. Notwithstanding anything to the contrary contained in or implied by any other provision of this Agreement or of any other document governing the formation, management or operation of the Company, until (i) all obligations related to the Note under the Loan are no longer outstanding or (ii) the Company is no longer otherwise obligated to make interest or principal payments in respect of the Note under the Loan Agreement (whichever is the earlier to occur), then except as to any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the portions of this Agreement referenced immediately hereafter, the Company, the Member and the Board of Managers are prohibited from amending (a) the provisions of Articles IX or XI or Sections 3.1. 6.1, 62, 8.1, 8.2,. 8.3, 12.7 or 12.8 of this Agreement (the “Special Purpose Provisions”) or (b) any defined term used in the Special Purpose Provisions, any provisions of Sections 2.2,. 5.1, 12.2, 12.3, 12.5, 12.9 or 12.10 or any other provision of this Agreement so as to repeal, override or substantially alter the effect of any of the Special Purpose Provisions (the “Related Provisions”), without the written consent of the Lender, its successors or assigns; provided, however, after the securitization of the Loan, the Special Purpose Provisions and the Related Provisions may be amended by approval of the Chief Manager which shall require the unanimous written consent of the Independent Managers, pursuant to Section 8.3(b) but only after the Company receives (A) confirmation from each of the Rating Agencies that such amendment would not result in the qualification, withdrawal or downgrade of any securities rating and (B) written approval of such amendment by the Lender, its successor or assigns. Thereafter, this Agreement may be amended, modified or supplemented only by a writing executed by each of the Members. Notwithstanding the preceding statements, the Secretary is hereby authorized and directed to amend Exhibit “B” and/or “C”. to reflect changes in the information set forth on Exhibit “B” and/or “C” To the fullest extent permitted by law, no amendment to the Certificate of Formation shall be made that is inconsistent with the Special Purpose Provisions. In the event of any conflict between any of the Special Purpose Provisions or the Related Provisions and any other provision of this Agreement or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions and the Related Provisions shall control. Notwithstanding any other provision contained in this Agreement, the Members may amend and restate this Agreement in its entirety in the form of a Second Amended and Restated Limited Liability Company Agreement of the Company, with only the approval of the Chief Manager which shall require the unanimous written consent of the Independent Managers.

12.8       Waiver of Partition; Nature of Interest. To the fullest extent permitted by law, each of the Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to Section 5.1 hereof. The interest of the Members in the Company is personal property.

12.9       Benefits of Agreement: No Third-Party Rights. Except for the Lender, its successors or assigns as holders of the Loan with respect to the Special Purpose Provisions, (1) none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of a Member, and (2) nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person, except as provided in Section 8.3. The Lender, its successors or assigns are intended third-party beneficiaries of this Agreement and may enforce the Special Purpose Provisions.

12.10     Indemnification. The Company shall be authorized and shall indemnify the Member and the Managers pursuant to, in accordance with and to the extent allowed under the Act and other applicable law. Notwithstanding the foregoing, any such indemnification shall be fully subordinate to the Loan and, to the fullest extent permitted by law, shall not constitute a claim against the Company in the event that the Company’s cash flow is insufficient to pay its obligations under the Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARKDALE GP:

CBL/Parkdale Mall GP, LLC
a Delaware limited liability company

By:	CBL & Associates Limited Partnership, its Chief Manager
By:	CBL Holdings I, Inc., its sole general partner

By:
Title:	Farzana K. Mitcheli
Senior Vice President Finance

ASSOCIATES

Parkdale Mall Associates, LP
a Texas limited partnership

By:	CBL/Parkdale GP, LLC its sole general partner
By:	CBL & Associates Limited Partnership, its sole member
By:	CBL Holdings I, Inc., its sole general partner

By:
Title:	Farzana K. Mitcheli
Senior Vice President Finance

EXHIBIT “A”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PARKDALE MALL, LLC.

Description of Property

Those certain tracts or parcels of land located in Beaumont, Jefferson County, Texas, and the improvements thereon constituting a regional mall commonly known as “Parkdale Mall.”

EXHIBIT “B”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PARKDALE MALL. LLC.

Initial Capital Contributions and Percentage of Profits
MEMBER	INITIAL CAPITAL CONTRIBUTIONS	PERCENTAGE SHARE OF PROFITS OR OTHER BY WAY OF INCOME

CBL/Parkdale Mall GP, LLC CBL Center, Suite 500 2030 Hamilton Place Blvd. Chattanooga, TN 37421	$5.00	.05%

Parkdale Mall Associates, L.P. CBL Center, Suite 500 2030 Hamilton Place Blvd. Chattanooga, TN 37421	$9,995.00	99.95%

EXHIBIT “C”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

PARKDALE MALL, LLC

Managers

Chief Manager:	CBL/Parkdale Mall GP, LLC
Secretary: